NUMBER 1

Incorporated under the laws of the State of Delaware

SHARES 1000

# Revelyst, Inc.

**TOTAL AUTHORIZED ISSUE**

**1,000 Shares $.01 Par Value**

**Common Stock**

See Reverse for Certain Definitions

This is to certify that **VISTA OUTDOOR INC.** is the owner of

**ONE THOUSAND** *fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.*

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated October 5, 2023

Secretary

President

CORPKIT, NEW YORK